Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Record First Quarter; Strong Margins and Increased Market Share

Cayman Islands/April 30, 2008/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record quarter ended March 29, 2008.

First Quarter 2008 Financial highlights:

•	Total revenue of $664 million, up 35% from $492 million in first quarter 2007
•	Automotive/Mobile segment revenue increased 43% to $452 million in first quarter 2008
•	Marine segment revenue increased 30% to $56 million in first quarter 2008
•	Aviation segment revenue increased 19% to $85 million in first quarter 2008
•	Outdoor/Fitness segment revenue increased 16% to $71 million in first quarter 2008
•	All geographic areas experienced healthy growth:
•	North America revenue was $411 million compared to $323 million, up 27%
•	Europe revenue was $211 million compared to $148 million, up 43%
•	Asia revenue was $42 million compared to $21 million, up 100%
•	Gross margin increased sequentially and held steady year-over-year, with first quarter 2008 at 48.2%, compared to 48.3% in first quarter 2007;
•	Operating margin increased sequentially and declined slightly year-over-year, with first quarter 2008 at 26.0%, compared to 28.1% in first quarter 2007.
•	Earnings per share increased 5% to $0.67 from $0.64 in first quarter 2007; excluding foreign exchange, EPS increased 17% to $0.69 from $0.59 in the same quarter in 2007.

Business highlights:

•	Triple-digit unit growth in the PND market in both North America and Europe, reinforcing that Garmin is the market leader.
•	Market research indicates Garmin’s PND market share in North America remains relatively stable, while European market share is increasing, a benefit of our European distributor acquisitions.
•
Announced nüvifone™, a revolutionary new device that seamlessly integrates navigation, communication and full-featured web browsing in one elegant device. The nüvifone continues to generate interest from wireless carriers and the public.

•
Also announced a number of leading-edge devices at the Consumer Electronics Show in Las Vegas, with compelling features like speech recognition and dynamic second-generation MSN Direct content, as well as next generation fitness and outdoor handheld units.

•	Completion on our new 187,000 sq. ft. U.S. warehouse addition, which more than doubles our capacity.
•	Purchased approximately 1.4 million shares of GRMN in the first quarter.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“We are pleased with our performance in the first quarter, particularly given the general slowdown in the global economy. Demand for our automotive/mobile products continued beyond the traditionally strong fourth quarter holiday season, with another quarter of robust triple-digit growth. While the first quarter is typically our slowest quarter, we were nonetheless able to achieve healthy growth in each of our business segments and each geographic area.

We look forward to a successful second quarter, with an array of new and exciting portable navigation and outdoor/fitness devices becoming available, including:

•	The nüvi® 800 series, which offers industry-leading speech recognition technology and enhanced MSN Direct data services
•	The nüvi 900 family, a navigation device that integrates digital television for mobile consumers
•	The Forerunner® 405, a fitness device that integrates new wireless features in a watch form factor
•	The Colorado™ series of outdoor navigators, featuring an innovative scroll wheel and pre-loaded maps with 3-D mapping presentations

These new product introductions represent significant advances in technology, with features and functions that we believe customers will find compelling. Furthermore, we are in continuing talks with a number of wireless carriers in our primary markets who are interested in nüvifone. We believe this new device will change the way people connect, communicate, and navigate their mobile world. Nüvifone also marks a significant step for our company, and one that we feel positions us for long-term, sustainable growth.

Response to our revolutionary new line of marine products continues to be very positive. We are very pleased with the 30% growth we have achieved in the first quarter. The expansion of our product lines, including marine instruments and large screen, network chartplotters have expanded our OEM and aftermarket marine opportunities.

The new Colorado series of handheld devices and our redesigned Forerunner 405 have generated a great deal of excitement in our outdoor/fitness business. These products are becoming available just as people are venturing outdoors again, and we expect to announce additional new devices in this business segment in the coming months.

Our aviation segment is poised for new growth, thanks to new products and innovations like the FAA’s supplemental type certification for Garmin Synthetic Vision Technology (SVT™), which is designed to integrate with our acclaimed G1000 avionics suite. This technology presents a 3D depiction of terrain, obstacles and traffic on the G1000’s primary flight-display so that the avionics panel replicates what pilots would see outside the cockpit on a clear day - another leap forward in situational awareness. These announcements as well as our continuing work to roll out additional OEM platforms, including the Embraer Phenom 100, have us optimistic about aviation opportunities during the second half of 2008.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Overall we are pleased with our financial results for the first quarter, and we remain focused on the operational efficiency of our business,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during the first quarter grew 35% and 5% respectively. Excluding the impact of foreign exchange, EPS for the quarter grew 17%, from $0.59 to $0.69. Automotive/mobile segment’s first quarter revenues increased 43% compared to the prior year and our marine segment revenue grew 30%, thanks to the continued acceptance of our new product lineup.

Gross margin for the overall business remained stronger than we had anticipated in the first quarter. The auto/mobile segment margin stayed flat at 43% when compared to the first quarter of 2007, as we achieved raw material cost savings and operational efficiencies. Our marine gross margins improved to 58%, compared to 49% during first quarter 2007, thanks to heavy interest in our new and innovative product mix. Our outdoor/fitness category and aviation segment gross margins remained stable during the first quarter at 53% and 64%, respectively.

Operating margin declined 130 basis points in our auto/mobile segment in the first quarter of 2008 when compared with the year-ago quarter but were steady at 24% when compared to the fourth quarter 2007. Our marine segment operating margins improved to 32%, compared with 26% one year ago. Operating margins declined in our aviation segment to 33%, which is attributable to additional R&D investments in the growing business jet market. Likewise, our outdoor/fitness segment declined to 27%, compared to 35% in the first quarter of 2007, which is attributable to discounts on some of our older products to make way for our newer fitness and outdoor handheld devices.

We maintained our strong cash flow and cash position. We generated $166 million of free cash flow in the first quarter of 2008, resulting in a cash and marketable securities balance of $1.2 billion at the end of the quarter.

We experienced an increase in the effective tax rate to 19 percent for the first quarter and we now expect this rate for fiscal 2008. The primary reason for the increase was a change in tax law related to the repatriation of earnings from our Taiwan subsidiary.”

Fiscal 2008 Outlook

We remain optimistic about the long-term success of our business and our ability to serve customers and distributors around the world. While we are pleased with our strong performance in the first quarter, it is important to note that the global economic slowdown has impacted companies across the board. We will continue to monitor the economic climate closely. As in previous years, we intend to provide a formal update to our fiscal 2008 financial expectations during the second quarter 2008 earnings conference call.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency
Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.
The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
( in thousands, except per share information)

	13-Weeks Ended
	March 29,	March 31,
	2008	2007

Net Income (GAAP)	$147,779	$139,860
Foreign currency (gain) / loss, net of tax effects	$3,239	($11,478)
Net income, excluding FX	$151,018	$128,382

Net income per share (GAAP):
Basic	$0.68	$0.65
Diluted	$0.67	$0.64

Net income per share, excluding FX:
Basic	$0.70	$0.59
Diluted	$0.69	$0.59

Weighted average common shares outstanding:
Basic	216,505	216,215
Diluted	218,979	218,704

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended
	March 29,	March 31,
	2008	2007

Net cash provided by operating activities	$192,465	$168,670
Less: purchases of property and equipment	($26,690)	($12,399)
Free Cash Flow	$165,775	$156,271

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:   Wednesday, April 30, 2008 at 11:00 a.m. Eastern
Where:   http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:   Simply log on to the web at the address above or call to listen in at (800) 891-6383 in the U.S. and Canada, or (706) 643-9558 for international participants; conference ID #42452953
Contact:   investor.relations@garmin.com

A phone recording will be available for three business days following the earnings call and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and utilizing the access code #42452953. An archive of the live webcast will be available until May 30, 2008 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2008, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2008 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 29, 2007 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2007 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 - most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin, nüvi, and Forerunner are registered trademarks, and nüvifone and Colorado and are trademarks of Garmin Ltd. or its subsidiaries.

All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share information)

	March 29,	December 29,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$598,815	$707,689
Marketable securities	17,976	37,551
Accounts receivable, net	515,648	952,513
Inventories, net	676,051	505,467
Deferred income taxes	98,506	107,376
Prepaid expenses and other current assets	24,129	22,179

Total current assets	1,931,125	2,332,775

Property and equipment, net	392,001	374,147

Marketable securities	542,937	386,954
Restricted cash	1,565	1,554
Licensing agreements, net	13,236	14,672
Other intangible assets, net	202,534	181,358

Total assets	$3,083,398	$3,291,460

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$213,766	$341,053
Salaries and benefits payable	34,618	31,696
Accrued warranty costs	72,751	71,636
Other accrued expenses	129,415	280,603
Income taxes payable	16,163	76,895

Total current liabilities	466,713	801,883

Deferred income taxes	12,123	11,935
Non-current taxes	136,137	126,593
Other liabilities	980	435

Stockholders' equity:
Common stock, $0.005 par value, 1,000,000,000 shares authorized:
Issued and outstanding shares - 215,648,000 as of
March 29, 2008 and 216,980,000 as of
December 29, 2007	1,079	1,086
Additional paid-in capital	54,502	132,264
Retained earnings	2,318,914	2,171,134
Accumulated other comprehensive income	92,950	46,130

Total stockholders' equity	2,467,445	2,350,614
Total liabilities and stockholders' equity	$3,083,398	$3,291,460

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 29,	March 31,
	2008	2007

Net sales	$663,805	$492,159

Cost of goods sold	343,690	254,407

Gross profit	320,115	237,752

Selling, general and administrative expense	97,825	65,925
Research and development expense	49,558	33,503
	147,383	99,428

Operating income	172,732	138,324

Other income (expense):
Interest income	8,404	9,359
Interest expense	(77)	(32)
Foreign currency	(3,999)	13,205
Other	5,383	51
	9,711	22,583

Income before income taxes	182,443	160,907

Income tax provision	34,664	21,047

Net income	$147,779	$139,860

Net income per share:
Basic	$0.68	$0.65
Diluted	$0.67	$0.64

Weighted average common
shares outstanding:
Basic	216,505	216,215
Diluted	218,979	218,704

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	13-Weeks Ended
	March 29,	March 31,
	2008	2007
Operating Activities:
Net income	$147,779	$139,860
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	9,861	6,213
Amortization	7,775	9,872
Loss (gain) on sale of property and equipment	(1)	27
Provision for doubtful accounts	350	991
Deferred income taxes	17,067	2,159
Foreign currency transaction gains/losses	64,946	(13,052)
Provision for obsolete and slow moving inventories	11,669	8,156
Stock compensation expense	9,124	3,955
Realized gains on marketable securities	(5,245)	-
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	458,821	84,886
Inventories	(169,501)	(16,772)
Other current assets	9,946	2,947
Accounts payable	(159,590)	6,252
Other current and non-current liabilities	(137,588)	(34,628)
Income taxes payable	(60,701)	(11,993)
Purchase of licenses	(12,247)	(20,203)
Net cash provided by operating activities	192,465	168,670

Investing activities:
Purchases of property and equipment	(26,690)	(12,399)
Proceeds from sale of property and equipment	8	-
Purchase of intangible assets	(2,562)	(1,564)
Purchase of marketable securities	(265,758)	(102,197)
Redemption of marketable securities	102,374	153,924
Change in restricted cash	(11)	(4)
Acquisitions, net of cash acquired	(23,725)	(68,902)
Net cash used in investing activities	(216,364)	(31,142)

Financing activities:
Proceeds from issuance of common stock	1,524	2,842
Stock repurchase	(90,050)	-
Payments on long term debt	0	(14)
Tax benefit related to stock option exercise	1,633	2,190
Net cash provided by/(used in) financing activities	(86,893)	5,018

Effect of exchange rate changes on cash and cash equivalents	1,918	(487)

Net increase/(decrease) in cash and cash equivalents	(108,874)	142,059
Cash and cash equivalents at beginning of period	707,689	337,321
Cash and cash equivalents at end of period	$598,815	$479,380

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment

	Reportable Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total
13-Weeks Ended March 29, 2008

Net sales	$70,495	$56,006	$451,859	$85,445	$663,805
Operating income	$19,311	$17,836	$107,641	$27,944	$172,732
Income before taxes	$20,447	$19,333	$112,304	$30,359	$182,443

13-Weeks Ended March 31, 2007

Net sales	$60,527	$43,004	$316,626	$72,002	$492,159
Operating income	$21,209	$11,294	$79,525	$26,296	$138,324
Income before taxes	$24,783	$13,085	$95,145	$27,894	$160,907